Exhibit 99.1
Skilled Healthcare Completes Acquisition of New Mexico Operations
FOOTHILL RANCH, Calif., Sep 05, 2007 (BUSINESS WIRE) — Skilled Healthcare Group, Inc. (NYSE: SKH) today announced that it has completed the acquisition of ten skilled nursing facilities located primarily in and around Albuquerque, New Mexico. The acquisition, effective September 1, 2007, includes facilities comprised of 1,180 beds collectively, along with a hospice company. The Company previously announced that it had signed definitive agreements to purchase the operations for approximately $51.5 million in the aggregate. The Company expects the acquisition to be modestly accretive to earnings per share for the remainder of 2007.
“We are very pleased to announce the completion of this acquisition,” stated Boyd Hendrickson, Chairman and CEO of Skilled Healthcare Group. “The combination of local management teams focused on exceptional patient care along with the resources of a national support company will afford these operations the ability to excel in meeting the needs of the patients in these communities.”
The selling companies are affiliated with Albuquerque based Laurel Healthcare Providers, LLC and each facility will operate as a distinct subsidiary business. In 2006, selling companies collectively generated adjusted revenues of approximately $75.2 million.
About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing and assisted living facilities as well as a rehabilitation therapy and a hospice business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. References made in this release to the “company”, “we”, “us” and “our”, refer to Skilled Healthcare Group, Inc and each of its subsidiaries. More information about Skilled Healthcare Group is available at its Web site — www.skilledhealthcaregroup.com.
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability under Section 21E of the Securities Exchange Act. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions of Skilled Healthcare Group, Inc. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare Group, Inc. may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare Group, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare Group Inc. disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.
SOURCE: Skilled Healthcare Group, Inc.
Halliburton Investor Relations
Jeff Elliott, 972-458-8000